UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  January 2, 2015

MORNINGSTAR, INC.

(Exact name of registrant as specified in its charter)

Illinois (State or other jurisdiction of incorporation)	000-51280 (Commission File Number)	36-3297908 (I.R.S. Employer Identification No.)

22 West Washington Street Chicago, Illinois (Address of principal executive offices)	60602 (Zip Code)

(312) 696-6000

(Registrant’s telephone number, including
area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01. Regulation FD Disclosure.

The following information is included in this Current Report on Form 8-K as a result of Morningstar, Inc.’s policy regarding public disclosure of corporate information. Answers to additional inquiries, if any, that comply with this policy are scheduled to become available on February 6, 2015.

Caution Concerning Forward-Looking Statements

This current report on Form 8-K contains forward-looking statements as that term is used in the Private Securities Litigation Reform Act of 1995. These statements are based on our current expectations about future events or future financial performance. Forward-looking statements by their nature address matters that are, to different degrees, uncertain, and often contain words such as “may,” “could,” “expect,” “intend,” “plan,” “seek,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” or “continue.” These statements involve known and unknown risks and uncertainties that may cause the events we discuss not to occur or to differ significantly from what we expect. For us, these risks and uncertainties include, among others,

•      liability for any losses that result from an actual or claimed breach of our fiduciary duties;

•      failing to differentiate our products and continuously create innovative, proprietary research tools;

•      failing to respond to technological change, keep pace with new technology developments, or adopt a successful technology strategy;

•      a prolonged outage of our database and network facilities;

•      any failures or disruptions in our electronic delivery systems and the Internet;

•      liability related to the storage of personal information about our users;

•      general industry conditions and competition, including global financial uncertainty, trends in the mutual fund industry, and continued growth in passively managed investment vehicles;

•      the impact of market volatility on revenue from asset-based fees;

•      failing to maintain and protect our brand, independence, and reputation;

•      changes in laws applicable to our investment advisory or credit rating operations, compliance failures, or regulatory action; and

•      challenges faced by our operations outside the United States, including the concentration of development work at our offshore facilities in China and India.

Investor Questions and Answers: January 2, 2015

We plan to make written responses available addressing investor questions about our business on the first Friday of every month. The following answers respond to selected questions received through December 30, 2014. We intend to answer as many questions as time allows, although we will not answer product support questions through this channel. We may wait to respond to a given question until the following month if we need more time to research the answer.

If you would like to submit a question, please send an e-mail to investors@morningstar.com or write to us at the following address:

Morningstar, Inc.

Investor Relations

22 W. Washington

Chicago, IL 60602

Capital Expenditures

1.             I am wondering whether you have disclosed a figure for maintenance capital expenditure required to keep the business running in a no-growth scenario. Your insight on this would be very helpful.

We haven’t disclosed a target level required for maintenance capital spending. Our capital expenditures vary from year to year based on spending levels for leasehold improvements, computer and network equipment, and capitalized software development (as well as payment timing issues, in some cases). For reference, the table below shows our annual capital expenditures as a percentage of revenue for each of the past 10 years. (The higher level of capital spending in 2008 mainly reflects leasehold improvements for our new headquarters in Chicago.)

(in millions)	2004	2005	2006	2007	2008	2009	2010	2011	2012	2013
Revenue	$179.7	$227.1	$315.2	$435.1	$502.5	$479.0	$555.4	$631.4	$658.3	$698.3
Capital expenditures	(7.7)	(7.5)	(4.7)	(11.4)	(48.5)	(12.4)	(14.8)	(23.3)	(30.0)	(33.6)
Capital expenditures as % of revenue	4.3%	3.3%	1.5%	2.6%	9.7%	2.6%	2.7%	3.7%	4.6%	4.8%

Addressable Market Size

2.             What is your penetration of the addressable market for your Morningstar Data, Morningstar Direct, and Advisor Workstation products? In other words, do you have an idea of the size of the addressable market worldwide for these products?

We don’t disclose market size estimates for individual products, but we believe there are sizable growth opportunities for Morningstar overall. Burton-Taylor International Consulting estimates the global market for financial market data and analysis totaled about $25.5 billion in 2012, so we see plenty of room to increase our market share.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MORNINGSTAR, INC.

Date: January 2, 2015	By:	Richard E. Robbins
Richard E. Robbins
General Counsel and Corporate Secretary